EXHIBIT 5.1
June 5, 2006
Ansoft Corporation
225 West Station Square Drive
Suite 200
Pittsburgh, PA 15219
Ladies and Gentlemen:
Ansoft Corporation (the “Company”) proposes to file with the Securities and Exchange Commission a registration statement on Form S-8 (the “Registration Statement”) relating to the Ansoft Corporation 2006 Stock Incentive Plan (the “2006 Plan”). The Registration Statement covers 1,340,000 shares of the Company’s common stock, par value $.01 per share (the “Common Stock”), which have been reserved for issuance under the 2006 Plan.
In rendering this opinion, we have examined such certificates of public officials, certificates of officers of the Company, documents and records of the Company (or copies of such documents and records certified to our satisfaction) and such other documents, certificates, records and papers as we have deemed necessary as a basis for such opinion.
In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or other copies, the authenticity of the originals of any such documents and the legal competence of all signatories to such documents.
Based on the forgoing and on such legal considerations as we deem relevant, we are of the opinion that the Common Stock has been duly authorized and, when issued and delivered in accordance with the terms and provisions of the 2006 Plan, will be validly issued, fully paid and nonassessable.
The opinion set forth above is limited to matters of Delaware law and United States Federal law in effect on the date hereof.
We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and in any amendment thereto. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.
Very truly yours,
/s/ McGuireWoods LLP